Filed pursuant to Rule 424(b)(3) and (c)
Registration Number 333-90536

August 28, 2002

PROSPECTUS SUPPLEMENT
(to prospectus dated July 8, 2002 and to the prospectus supplements dated July 15, 2002, July 23, 2002, August 1, 2002, August 7, 2002 and August 13, 2002)

$250,000,000

4 1/2 % Convertible Subordinated Notes due 2009
__________

     This prospectus supplement supplements our prospectus dated July 8, 2002 and our prospectus supplements dated July 15, 2002, July 23, 2002, August 1, 2002, August 7, 2002 and August 13, 2002 relating to the sale by certain of our security holders or by their transferees, pledgees, donees or other successors of up to $250,000,000 principal amount at maturity of our 4 1/2 % Convertible Subordinated Notes due 2009 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus and the prospectus supplements. This supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus and the prospectus supplements.

Selling Security Holders

     The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling security holders, the percentage of outstanding notes held by such security holders, and the number of shares of our common stock each security holder would own beneficially upon conversion of its entire principal amount of notes.

     The table below supplements or amends the table of security holders contained on pages 22 through 24 of the prospectus and the prospectus supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and the prospectus supplements with respect to the security holders listed below. This information was furnished to us by the listed security holders on or before August 28, 2002. Because selling security holders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each selling security holder on the date hereof.

	Principal Amount of	Percentage of	Number of Shares	Percentage of
	Notes	Notes	of Common Stock	Common Stock
Name of Selling Securityholder	Owned and Offered	Outstanding	That May be Sold	Outstanding

American Motorist Insurance Company	$657,000	*	13,872	*
Deutsche Bank Securities Inc.	$17,100,000	6.84%	361,071	*
New Orleans Firefighters Pension/Relief Fund	$142,000	*	2,998	*
The Grable Foundation	$96,000	*	2,027	*

*	less than 1%